Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 20, 2012, with respect to the financial statements of Chief Gathering, LLC as of December 31, 2011, 2010, and 2009 and for the years then ended, included in this Current Report of Penn Virginia Resource Partners, LP on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Penn Virginia Resource Partners, LP on Forms S-3-ASR (File No. 333-166103, effective April 16, 2010), S-4 (File No. 333-170102, effective December 17, 2010) and on S-8 (File Nos. 333-74212, effective November 29, 2001 and 333-156732, effective January 15, 2009).

/s/ GRANT THORNTON LLP

Dallas, Texas

July 26, 2012